QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

August 20, 2004

Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, CA 92122

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration for resale of up to 188,049 shares of the Common Stock, $.001 par value, of the Company (the "Shares") on behalf of certain selling stockholders, issuable upon the exercise of certain warrants held by such selling stockholders (the "Warrants").

        In connection with this opinion, we have examined the Registration Statement and the Prospectus, the Warrants, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward LLP
By:	/s/ LANCE W. BRIDGES Lance W. Bridges

QuickLinks

  EXHIBIT 5.1